EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-39743), pertaining to the Capital Trust, Inc. Amended and Restated 1997 Non-Employee Director Stock Plan and Capital Trust, Inc. Amended and Restated 1997 Long-Term Incentive Stock Plan, of our report dated January 23, 1998, with respect to the consolidated balance sheet of Capital Trust and Subsidiaries (f/k/a California Real Estate Investment Trust) as of December 31, 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1997 included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                                    /s/  Ernst & Young LLP




New York, New York
February 22, 1999

810243.1